2451 N. McMullen Booth Road, Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form S-1 Amendment 9, of our audit report dated March 19, 2013 relative to the financial statements of Top To Bottom Pressure Washing, Inc. as of December 31, 2012 and 2011 and for each of the years then ended.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

On December 17, 2012, the audit firm of Drake & Klein CPAs changed its name to DKM Certified Public Accountants.  The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

f/k/a Drake & Klein CPAs

Clearwater, Florida

July 3, 2013